                                                                 EXHIBIT 10.8(h)



THIS AGREEMENT is made the 13th day of November 2000

BETWEEN:

(1) TELEMONDE, INC. (a Delaware Corporation); TELEMONDE NETWORKS LIMITED (registered in England and Wales with no: 3714188); and TELEMONDE INTERNATIONAL BANDWIDTH LIMITED (registered in the British Virgin Islands with no: 303706); and

(2) MCI WORLDCOM GLOBAL NETWORKS U.S., INC (a Delaware Corporation), and MCI WORLDCOM GLOBAL NETWORKS LIMITED (formerly MFS Cable Co (Bermuda) Limited) (registered in Bermuda with no: 22409).

WHEREAS:

(A) The Telemonde Companies and MCI WorldCom entered into a standstill letter dated 31 December 1999 as varied pursuant to agreements made as of 11 May 2000, 25 July 2000 and 19 September 2000 between the Telemonde Companies and MCI WorldCom (the "Standstill Letter").

(B) Metrolinx (as defined in paragraph 7 of this Agreement) was incorporated on 27 September 2000 and is a New Telemonde Company.

(C) The Telemonde Companies and MCI WorldCom wish to vary the terms of the Standstill Letter as set out in this Agreement, inter alia, to include Metrolinx.

THIS AGREEMENT WITNESSETHS AS FOLLOWS:

1.   Definitions

     Save as otherwise provided herein or where the context otherwise requires, defined terms and expressions used in this Agreement shall have the meanings ascribed to them in the Standstill Letter.

2.   Variation

     This Agreement shall be deemed to amend and shall form part of the Standstill Letter. Where inconsistent with the provisions of the Standstill Letter, the terms set out herein shall prevail. Save to the extent amended by this Agreement, and save as expressly provided herein, the Standstill Letter shall remain in full force and effect.

3.  Paragraph 4 of the Standstill Letter (Commencement and Further Obligations)

3.1 Sub-paragraph 4.11(b) of the Standstill Letter shall be deleted and the following substituted therefor:

    4.11  (b)  The obligation of MCI WorldCom to enter into the Capacity Swap
               Agreement is conditional in all respects upon (i) the first Instalment and the First Service Fee having been received by the Security Agent on or before 30 November 2000 and (ii) the Standstill Period having not come to an end.

3.2 The following sub-paragraph shall be added as sub-paragraph 4.12 to the Standstill Letter:-

    4.12 By close of business on 10 November 2000, the Telemonde Companies shall jointly and severally procure the execution and delivery in favour of the Security Agent of a guarantee from Metrolinx in the agreed form contained in the Seventeenth Schedule.

3.3 The following sub-paragraph shall be added as sub-paragraph 4.13 to the Standstill Letter:

    4.13 By close of business on 14 November 2000, the Telemonde Companies shall jointly and severally procure receipt by the Security Agent of:

          (i) a legal opinion in form and substance satisfactory to the Security Agent in respect of Metrolinx confirming that the representations and warranties in paragraph 9.1 (a) and 9.1(b) are true;

          (ii) a Directors' Certificate in form and substance satisfactory to the Security Agent and a certified copy of the board resolutions of Metrolinx evidencing due execution of the guarantee referred to in paragraph 4.12.

4.  Paragraph 8 of the Standstill Letter (Payment of Debt)

4.1 Sub-paragraph 8.2.3 shall be deleted and the following substituted therefor:

    8.2.3 In the event that Telemonde fails to pay to MCI WorldCom the balance of the Non-Equity Debt and the First Service Fee (without prejudice to the provisions of, inter alia, paragraphs 8.1 and 10.2.2) before 31 December 2000, there shall be added to the remaining balance of the Non-Equity Debt and the First Service Fee, the Second Service Fee, which shall become immediately due and payable.

4.2 The following sub-paragraph shall be added as sub-paragraph 8.5 to the Standstill Letter:

    8.5.1 In the event of all or any Telemonde Group Companies receiving from time to time the Metrolinx Monies, each Telemonde Company shall (and shall procure that the relevant Telemonde Group Companies shall) pay to the Security Agent forthwith upon the receipt from time to time of the Metrolinx Monies an amount equal to the lesser of:

           (a) the total aggregate value of the Metrolinx Monies received from time to time less the sum of US$1 million less the total aggregate of any Metrolinx Monies paid to the Security Agent pursuant to this sub-paragraph 8.5.1(a); and

           (b)  US$500,000.

    8.5.2 For the avoidance of doubt the maximum aggregate amount which shall be paid to the Security Agent pursuant to sub-paragraph 8.5.1 shall be US$500,000.

    8.5.3 Payments under this paragraph 8.5 are in addition to and shall not prejudice payments due under paragraph 8.1 (or, where relevant 8.4).

5.  Paragraph 10 of the Standstill Letter (Survival of Terms after Standstill)

5.1 Sub-paragraph 18 of the Standstill Letter shall also be cross-referred to in sub-paragraphs 10.1 and 10.2.1 of the Standstill Letter.

5.2 Sub-paragraph 10.2.3 shall be deleted and the following substituted therefor:-

    10.2.3  Notwithstanding the cessation of the Standstill Period prior to:

            (a) 30 November 2000, the First Service Fee shall not be payable until 30 November;

            (b) 31 December 2000, the Second Service Fee shall not be payable until 31 December 2000;

            whereupon the aforesaid First Service Fee and/or the Second Service Fee shall be recoverable from Telemonde and the Telemonde Guarantee Companies pursuant to the terms of the Guarantees and the TIBL Security.

6.  Paragraph 18 of the Standstill Letter (Metrolinx)

    The following paragraph shall be added as paragraph 18 to the Standstill
    Letter:

    18.1 On or before 30 November 2000, the Telemonde Companies shall jointly and severally procure receipt by the Security Agent of:

          (i) a duly executed debenture in favour of the Security Agent from Metrolinx in form and substance satisfactory to the Security Agent;

          (ii) a legal opinion in form and substance satisfactory to the Security Agent in respect of the debenture referred to in paragraph 18.1(i) together with a Director's Certificate and a certified copy of the Board Resolution in form and substance satisfactory to the Security Agent evidencing due execution of the aforesaid debenture.

     18.2 In consideration of the Security Agent providing such consents as are required pursuant to the terms of the Standstill Letter to the closing and implementation of the Metrolinx Project on terms to be agreed, the Telemonde Companies hereby jointly and severally undertake to procure receipt by the Security Agent of certain undertaking, covenants, representations and warranties in form and substance satisfactory to the Security Agent as set out in the Eighteenth Schedule subject to any exceptions and qualifications thereto as may be agreed by the Security Agent.

     6.3 The Telemonde Companies hereby jointly and severally undertake that Metrolinx and no other Telemonde Group Company or any person connected therewith or any Management Parties or any person connected therewith will enter into and/or implement and/or benefit from the Metrolinx Project.

7.   First Schedule to the Standstill Letter

7.1  The defined term "Service Fee" shall be deleted in the First Schedule:

7.2 The defined term "Total Service Fee" in the First Schedule shall be deleted and the following substituted therefor:

          "Total Service Fee" means the First Service Fee plus the Second Service Fee representing a sum calculated at the rate of 3% above the LIBOR Rate on the unpaid balance of the Non-Equity Debt calculated from 30 June 1999 until 30 September 2000.

7.3 The defined term "Total Debt" in the First Schedule shall be deleted and the following substituted therefor:

          "Total Debt" means the Non-Equity Debt plus the First Service Fee and the Second Service Fee (if any).

7.4  The following defined terms shall be included in the First Schedule:

     7.4.1 "Metrolinx" means Metrolinx Limited, a company incorporated in England and Wales with the registration no: 4078868.

     7.4.2 "Metrolinx Monies" means any monies loaned to any Telemonde Group Company by Global Switch or other third party relating to the Metrolinx Project.

     7.4.3 "Global Switch" means any person in the Global Switch Group including without prejudice to the generality of the foregoing, any persons which are connected to any person in the Global Switch Group.

     7.4.4 "Metrolinx Project" means the transaction contemplated by or is the subject matter of the draft Memorandum of Understanding entitled "Memorandum of Understanding" : v3: 25.10.00 sent by e-mail to Lovells by General Counsel at Telemonde on 27 October 2000.

8.   Second Schedule to the Standstill Letter

     Metrolinx shall be added to the companies listed in the Second Schedule.

9.   Fifteenth Schedule to the Standstill Letter

     The repayment terms of the Fifteenth Schedule shall be deleted and the following substituted therefor:

                       REPAYMENT TERMS - NON-EQUITY DEBT

     30 November 2000    US$4 million plus the First Service Fee.

     31 December 2000    The balance of the Non-Equity Debt.

10.  Seventeenth Schedule to the Standstill Letter

     The attached Appendix 1 shall be added as the Seventeenth Schedule to the Standstill Letter.

11.  Eighteenth Schedule to the Standstill Letter

     The attached Appendix 2 shall be added as the Eighteenth Schedule to the Standstill Letter.

12.  Representations and warranties

     Each Telemonde Group Company hereby repeats the representations and warranties set out in paragraphs 7 and 9 of the Standstill Letter and confirms that the same are true speaking from the date of this Agreement.

13.  Incorporation of clauses

     Paragraphs 11-15 of the Standstill Letter shall apply to this Agreement mutatis mutandis as if set out herein seriatim.

IN WITNESS the hands of the parties hereto the day and year first above written.

                                   APPENDIX 1

                              SEVENTEENTH SCHEDULE

                              METROLINX GUARANTEE

           DATED                                               2000
           --------------------------------------------------------

                               METROLINX LIMITED                         (1)

                                    - and -

                    MCI WORLDCOM GLOBAL NETWORKS U.S., INC.              (2)


                         GUARANTEE (England and Wales)
                    relating to certain Capacity Agreements





                             Lovell White Durrant
                              65 Holborn Viaduct
                                London EC1A 2DY
                                 A1/DAG/697926

                                CONTENTS

     Clause                                                               Page

1.   Definitions and interpretation                                         1

2.   Guarantee                                                              4

3.   Indemnity                                                              4

4.   Interest following demand                                              4

5.   Continuing security and conditions for release                         4

6.   Termination and crystallisation                                        4

7.   No competing                                                           5

8.   Suspense accounts                                                      5

9.   Demands                                                                5

10.  Waiver of defences                                                     6

11.  Discharge and release                                                  6

12.  Currency indemnity                                                     7

13.  Guarantor's covenants                                                  7

14.  Guarantor's representations and warranties                             8

15.  Determinations conclusive and demands                                  9

16.  Confidentiality                                                        9

17.  Deductions                                                            10

18.  Expenses                                                              10

19.  Stamp duty                                                            10

20.  Notices                                                               10

21.  Set-off                                                               11

22.  Forbearance and partial invalidity                                    11

23.  Governing law and jurisdiction                                        12

SCHEDULE 1                                                                 13

                                GUARANTEE

THIS GUARANTEE is made the                     day of             2000

BETWEEN:

(1) Metrolinx Limited (registered in England and Wales with no. 04078868, whose registered office is at 7-10 Chandos Street, Cavendish Square, London W1G 9DQ (the "Guarantor")

(2) MCI WorldCom Global Networks U.S., Inc. (registered in Delaware) whose registered office is at 9 East Lookerman Street, Dover, Kent, Delaware 19901 USA, acting in its capacity as security trustee on behalf of itself and the beneficiaries under a security trust deed dated on or about the date of this document as amended from time to time ("MCI WorldCom").

WHEREAS:

(A) MCI WorldCom, MCI WorldCom Global Networks Limited ("MCI Global")(formerly MFS CableCo (Bermuda) Limited and Telemonde International Bandwidth Limited (formerly "Equitel Bandwidth Limited") ("Telemonde") are parties to a Transmission Capacity Agreement dated 24 December 1998 (the "First Capacity Agreement").

(B) Telemonde, MCI WorldCom and MCI Global are parties to a Transmission Capacity Agreement dated 31 March 1999 (the "Second Capacity Agreement").

(C) Telemonde is in breach of various provisions in both the First Capacity Agreement and the Second Capacity Agreement including breach of payment obligations and MCI WorldCom agreed to defer demanding immediate payment subject to the terms of the Standstill Letter (as defined in clause 1.1).

(D) Pursuant to paragraph 3.1(g) of the Standstill Letter any New Telemonde Company (as defined in the Standstill Letter) is required to execute a legally binding guarantee of the Debt (as defined in the Standstill Letter).

(E) At the request of Telemonde the Guarantor has agreed to enter into this Guarantee.

(F)  It is intended that this Guarantee shall take effect as a deed.

THIS DEED WITNESSES as follows:

1.   DEFINITIONS AND INTERPRETATION

1.1  Definitions

     In this Guarantee unless the context otherwise requires the following words and expressions shall have the meanings set out opposite them:

     "Business Day"           a day (other than a Saturday or Sunday) on which
                              banks in the City of London are generally open for business;

     "Capacity Agreements"    the First Capacity Agreement, the Second Capacity
                              Agreement and any other transmission capacity agreement or other contractual arrangements entered into at any time between any entity in the WorldCom Group and any entity in the Customer
                              Group relating to the sale of transmission capacity (each a "Capacity Agreement");

     "Customer Group"         the companies listed in Schedule 1 and any other
                              company designated as a Customer by agreement in writing between MCI WorldCom and the Guarantor
                              (each a "Customer");

     "Encumbrance"            includes any mortgage, pledge, lien,
                              hypothecation, charge, assignment or deposit by way of security or any other agreement or arrangement (whether conditional or not and whether relating to existing or to future assets), having the effect of providing a security or preferential treatment to a creditor (including set off, title retention, defeasance or reciprocal fee arrangements) or any agreement or arrangement to give any form of security or preferential treatment to a creditor;

     "Guaranteed Obligations" the obligations of each Customer expressed to be guaranteed by the Guarantor under clause 2
                              (Guarantee);

     "Indebtedness"           at any time any obligation for the payment or
                              repayment of money, whether present or future, actual or contingent as principal or surety and whether solely or jointly with another;

     "Prime Rate"             the prime rate of interest per annum publicly
                              announced Bank of America, N.A. from time to time as its "prime rate" for unsecured domestic commercial loans in the U.S. at that time (or, if MCI WorldCom determines that it cannot ascertain this rate, the prime rate of such other American bank as MCI WorldCom selects from time to time);

     "Standstill Letter"      the letter dated 31 December 1999 (as varied
                              pursuant to agreements made as of 11 May 2000, 25
                              July 2000, and 19 September 2000 from MCI WorldCom and MCI Global to Telemonde, Inc., Telemonde
                              International Bandwidth Limited and Telemonde
                              Networks Limited;

     "Subsidiaries"           in respect of those companies incorporated in the
                              U.K. has the same meaning as in Section 736(2) of the Companies Act 1985; in respect of those companies incorporated outside the UK
                              "Subsidiaries" has the same meaning as in the equivalent legislative provision in the relevant jurisdiction;

     "WorldCom Group"         MCI WorldCom Inc. and its subsidiaries;

     "US Dollars" or "$"      the lawful currency of the United States of
                              America.


1.2  Interpretation

     In this Guarantee, unless the context otherwise requires:

     (a) references to this Guarantee or any other document include references to this Guarantee or such other document as varied, supplemented, restated and/or replaced in any manner from time to time;

     (b) subject to clause 16 (Transfer and Disclosure), references to any party shall, where relevant, be deemed to be references to or to include, as appropriate, its lawful successors, assigns or transferees;

     (c) references to recitals, schedules, clauses, and paragraphs are references to clauses, schedules and paragraphs of and recitals to, this Guarantee;

     (d) references to any enactment shall be deemed to include references to such enactment as re-enacted, amended or extended and any subordinate legislation made from time to time under it;

     (e) references to a "person" shall include any individual, company, partnership, joint venture, association, organisation, institution, trust or agency, whether or not having a separate legal personality;

     (f) references to the "assets" of any person shall be construed as a reference to the whole or any part of it's business, undertaking, property, shareholdings, assets and revenues (including any right to receive revenues and uncalled capital);

     (g) references to the one gender include all genders, and references to the singular shall include the plural and vice versa;

     (h) headings are inserted for convenience only and shall be ignored in construing this Guarantee;

     (i) references to "including" shall not be construed restrictively but shall be construed as meaning "including, without prejudice to the generality of the foregoing";

     (j) references to "law" shall be construed as including any present or future common law, statute, statutory instrument, treaty, regulation, directive, order, decree, other legislative measure, code, circular, notice, demand, or injunction with which it is customary for persons to whom such law is directed to comply, even if compliance is not mandatory; and

     (k) references to "writing" include telex and facsimile transmission legibly received, except in relation to any certificate, forecast, report, notice, resolution or other document which is expressly required by this Guarantee to be signed, and "written" has a corresponding meaning.

2.   GUARANTEE

     In consideration of MCI WorldCom agreeing to defer demanding immediate payment in respect of breaches under the First Capacity Agreement and the Second Capacity Agreement, the Guarantor irrevocably and unconditionally guarantees to MCI WorldCom on demand the due and punctual observance and performance by each Customer of all their obligations under each Capacity Agreement including the payment or discharge of all Indebtedness under or pursuant to each Capacity Agreement within five Business Days of such demand.

3.   INDEMNITY

     The Guarantor agrees, as a separate and independent primary obligation, to indemnify MCI WorldCom from time to time on demand from and against any loss, cost, expense or liability of any kind incurred by MCI WorldCom as a result of any Customer failing to perform the Guaranteed Obligations duly and punctually or as a result of any of the Guaranteed Obligations being or becoming void, voidable, unenforceable or ineffective against any Customer for any reason whatsoever, whether known to MCI WorldCom or not.

4.   INTEREST FOLLOWING DEMAND

     The Guarantor agrees to pay interest to MCI WorldCom at a rate which is four per cent over the Prime Rate on all sums demanded under this Guarantee from the date of MCI WorldCom's demand under this Guarantee or, if earlier, the date on which the relevant loss, cost or expenses arose in respect of which such demand has been made, in each case until, but excluding, the date of actual payment (after as well as before judgment). All such interest shall accrue on a day-to-day basis and be calculated by MCI WorldCom on the basis of a 365 day year and interest shall be compounded in accordance with the usual practice of MCI WorldCom.

5.   CONTINUING SECURITY AND CONDITIONS FOR RELEASE

     This Guarantee shall be a continuing security and shall be in addition to and independent of every other security or guarantee which MCI WorldCom may hold for the Guaranteed Obligations. Notwithstanding any settlement of account or intermediate payment this Guarantee shall continue in full force and effect until both

     (a) all amounts due from the Guarantor under this Guarantee have been paid in full; and

     (b)  each Customer has no liability in respect of the Guaranteed
          Obligations,

     subject always to clause 11 (Discharge and Release).

6.   TERMINATION AND CRYSTALLISATION

6.1  This Guarantee shall be irrevocable.

6.2 In the event of this Guarantee crystallising, being determined or ceasing from any cause whatever to be binding as a continuing security, then, (whether or not MCI WorldCom shall continue any then existing account with the Customer) MCI WorldCom may open a new account or accounts in the name/s of the Customer. If MCI WorldCom does not open a new account or accounts, it shall nevertheless be treated as if it had done so at the time that this Guarantee ceases to be continuing in relation to the Customer. As from that time, all payments made to MCI WorldCom by or on behalf of the Customer shall be credited or be treated as having been credited to the new account or accounts and no money paid to MCI WorldCom by or on behalf of the Customer shall have the effect of reducing the liability of the Guarantor for the money due from each Customer at the time when this Guarantee crystallised, determined or ceased to be so binding (except to the extent that, before proof by MCI WorldCom in the Guarantor's insolvency, the ultimate balance due to MCI WorldCom from each Customer shall have been reduced by the relevant payment).

7.   NO COMPETING

7.1 The Guarantor undertakes to MCI WorldCom that so long as any Customer has any actual or contingent liability to MCI WorldCom, the Guarantor shall not exercise any rights which the Guarantor may at any time have whether by reason of performance by it of its obligations under this Guarantee or otherwise:

     (a) to be indemnified by any Customer or to claim payment of any money which may be due owing or incurred by any Customer to the Guarantor on any account whatsoever, or exercise any other right, claim or remedy in respect of such money;

     (b) to claim any contribution from any other guarantor of any Customer's obligations;

     (c)  to prove in any Customer's winding up; or

     (d) to participate in any security held, or money received, by MCI WorldCom on account of the Guaranteed Obligations or to stand in MCI WorldCom's place in respect of any such security or money and the liability of the Guarantor under this Guarantee will not be reduced or discharged by any amount held by MCI WorldCom on account for any Customer.

7.2 The Guarantor declares that it has not received any security from any Customer or any other surety for the giving of this Guarantee and the Guarantor undertakes not to take or receive any security in respect of the Guarantor's liability under this Guarantee. If the Guarantor nevertheless does take or receive any such security, it shall hold it on trust for MCI WorldCom. The perpetuity period for any such trust shall be 80 years.

8.   SUSPENSE ACCOUNTS

     MCI WorldCom may hold any money received under or by virtue of this Guarantee or under or by virtue of any other guarantee or security for the Guaranteed Obligations on suspense account for so long and in such manner as MCI WorldCom may determine without any obligation to apply such money or any part of it in or towards discharging any money or liabilities or other sums due, owing or incurred by any Customer.

9.   DEMANDS

     MCI WorldCom shall not be obliged before exercising any of the rights, powers or remedies conferred upon it by this Guarantee or by law:

     (a) to make any demand, or take any action or obtain judgment in any court against any Customer;

     (b) to make or file any claim or proof in the winding-up or dissolution of any Customer; or

     (c) to enforce or seek to enforce any other security it may hold for the Guaranteed Obligations.

10.  WAIVER OF DEFENCES

     None of the events set out below shall discharge the liabilities or the obligations of the Guarantor under this Guarantee or impair the rights, powers and remedies of MCI WorldCom under this Guarantee:

     (a) any amalgamation, merger or reconstruction between MCI WorldCom and any other person or any sale or transfer of the whole or any part of the assets of MCI WorldCom to any other person;

     (b) the winding-up, dissolution, administration or reorganisation of any Customer or any change in its constitution, status, function, control or ownership;

     (c) any amendment to, increase in, or variation, waiver or release of, any of the Guaranteed Obligations or any other security or guarantee for the Guaranteed Obligations;

     (d) the existence of any claim or set-off or other rights which the Guarantor may have against any Customer, MCI WorldCom or any other person, or which any Customer may have at any time against MCI WorldCom whether in connection with any Capacity Agreement or otherwise;

     (e) any failure by MCI WorldCom to take or perfect, or fully to take or perfect, any other guarantee, indemnity or security intended to be taken for the Guaranteed Obligations;

     (f) the grant by MCI WorldCom to any Customer of any other transmission capacity, financial accommodation or the withdrawal or restriction by MCI WorldCom of any transmission capacity, financial accommodation or the absence of any notice to the Guarantor of any such granting, withdrawal or restriction;

     (g) any failure by MCI WorldCom to realise, or fully to realise, the value of, or any release, discharge, exchange or substitution of, any security taken in respect of any Customers' obligations;

     (h) any time or other indulgence being granted or being agreed to be granted to any Customer or any other person, including any co-guarantor, in respect of its obligations or under any other security for such obligations or any arrangement or compromise entered into by MCI WorldCom with any Customer or any other person, including any co-guarantor;

     (i) any of the obligations of the Guarantor or any other person under this Guarantee or under any other document or security taken in respect of any of its obligations being or becoming illegal, invalid, unenforceable, impaired or ineffective in any respect; or

     (j) any other act, event or omission which, but for this clause 10, might operate to discharge, impair or otherwise affect any of the obligations of the Guarantor under this Guarantee or any of the rights, powers or remedies conferred upon MCI WorldCom by this Guarantee or by law.

11.  DISCHARGE AND RELEASE

11.1 Any settlement or discharge between MCI WorldCom and the Guarantor in respect of the Guaranteed Obligations shall be subject to the condition that no security or payment to MCI WorldCom by the Guarantor or any other person shall be avoided or reduced by virtue of any provisions or enactments relating to insolvency or otherwise. If any such security or payment shall be so avoided or reduced, MCI WorldCom shall nevertheless be entitled to recover the value or amount thereof subsequently from the Guarantor and to exercise its rights under this Guarantee as if such settlement or discharge had not been effected. MCI WorldCom may retain any security held by it for the obligations of the Guarantor under this Guarantee until the expiry of the period of one month plus the maximum period within which such security or payment can be avoided, reduced or invalidated by virtue of any such provision or enactment except where such security is granted or payment made by the chargor.

11.2 In the event of any claim being made or proceedings being taken against MCI WorldCom the effect of which, if successful, would be the avoidance or reduction of any such security or payment and whether or not the Guarantor shall have been made a party thereto, MCI WorldCom shall have absolute discretion to concede or settle the same on such terms as it may think fit whereupon clause 11.1 shall have the effect as if such concession or settlement had been ordered by the Court (without possibility of appeal) and the Guarantor shall in addition pay MCI WorldCom all costs and expenses (on a full indemnity basis) arising out of or in connection with any such claim or proceedings.

11.3 The paper on which this Guarantee is written shall remain at all times the property of MCI WorldCom.

12.  CURRENCY INDEMNITY

     If:

     (a) for any reason any amount payable under this Guarantee is paid or is recovered by MCI WorldCom (in whatever manner) in a currency (the "payment currency") other than that in which the Guaranteed Obligations are denominated (the "contractual currency"); and

     (b) the payment made in the payment currency to MCI WorldCom when converted at the applicable rate of exchange into the contractual currency is less than the amount payable hereunder,

     then the Guarantor shall, as a separate and independent obligation, and notwithstanding any previous such conversion, fully indemnify MCI WorldCom against the amount of the shortfall. For the purposes of this clause, the expression "applicable rate of exchange" means the rate at which MCI WorldCom purchases the contractual currency with the payment currency, taking into account any costs associated with the exchange.

13.  GUARANTOR'S COVENANTS

     The Guarantor undertakes to MCI WorldCom that so long as any Customer has any actual or contingent liability to MCI WorldCom, the Guarantor shall (save with MCI WorldCom's prior written consent):

     (a) ensure that the liabilities (whether actual or contingent) of the Guarantor under this Guarantee shall at all times constitute the direct, unconditional obligations of the Guarantor and will rank at least pari passu with all present and future indebtedness issued, created, assumed or guaranteed by the Guarantor other than any indebtedness the subject matter of any existing Encumbrance or any Encumbrance which the Guarantor has created, agreed to create or permitted to arise or subsist in compliance with the terms of the Standstill Letter;

     (b) subject to the terms of the Standstill Letter, not create or agree to create or permit to arise or subsist any Encumbrance on its present or future assets or any part of them and not sell or otherwise dispose of any of its assets on terms which would result in any such asset being leased to or re-acquired by the Guarantor or any of its subsidiaries;

     (c) not make any material change to the nature of any business carried on at the date of this Guarantee or discontinue any such business or a material part of the Guarantor's businesses as a whole;

     (d) not redeem or purchase any of its shares or otherwise reduce its share capital;

     (e) not enter into any material transaction or arrangement with any person other than on arm's length terms and for full market value; and

     (f)  deliver to MCI WorldCom copies of:

          (i) the audited consolidated profit and loss account and balance sheet of each Guarantor and its subsidiaries for each accounting reference period ending after the date of this Guarantee as soon as the same has been approved by the board of directors of each Guarantor (but in any event not later than 90 days from the end of such accounting reference period); and

          (ii) any information concerning the business or financial condition of the Guarantor which MCI WorldCom may reasonably require from time to time.

14.  GUARANTOR'S REPRESENTATIONS AND WARRANTIES

14.1 The Guarantor hereby represents and warrants to MCI WorldCom that:

     (a) it is a limited company duly incorporated, validly existing and registered under the Companies Act 1985 and it has the power and all necessary governmental and other consents, approvals, licences and authorities under any applicable jurisdiction to own its assets and carry on its business;

     (b) it is empowered to enter into, exercise its rights and perform and comply with its obligations contained in this Guarantee and no limits on its powers will be exceeded as a result of its entering into this Guarantee;

     (c) all actions, conditions and things required to be taken, fulfilled and done (including the obtaining of any necessary consents) in order to enable it lawfully to enter into, exercise its rights and perform and comply with its obligations contained in this Guarantee and to ensure that those obligations are legally binding and enforceable have been taken, fulfilled and done;

     (d) the requisite resolutions of its board of directors have been duly and properly passed at a duly convened and constituted meeting at which all statutory and other relevant formalities were observed to authorise its execution and performance of this Guarantee and such resolutions are in full force and effect and have not been varied or rescinded;

     (e) the giving of this Guarantee constitutes the legal, valid and binding obligations of the Guarantor enforceable in accordance with its terms, except as such enforceability may be limited by:

          (i) bankruptcy, insolvency or other laws of general application affecting the enforcement of creditors' rights;

          (ii)  application of equitable principles; and

          (iii) the non-availability of the equitable remedies of specific performance or injunctive relief;

      (f) the giving of this Guarantee will not result in:

          (i) any breach of any law to which the Guarantor is subject or of any of the memorandum and articles of association or other constitutional documents of the Guarantor; or

          (ii) any breach of any deed, agreement or obligation of the Guarantor made with or owed to any other person; or

          (iii) any breach of any limits on any powers of the Guarantor;

      (g) the giving of this Guarantee will not result in the existence of, or oblige the Guarantor to create, any Encumbrance in favour of any person (other than MCI WorldCom) over the whole or any part of the undertaking or assets (present or future) of the Guarantor; and

      (h) it nor Telemonde, Inc. has any Subsidiaries which have not been disclosed to MCI WorldCom in Schedule 1.

15.   DETERMINATIONS CONCLUSIVE AND DEMANDS

15.1 A certificate or determination of MCI WorldCom as to the Indebtedness for the time being due to MCI WorldCom by any Customer or otherwise payable by the Guarantor under this Guarantee, any admission or acknowledgement in writing of such Indebtedness by any Customer or on its behalf, any judgment or order obtained by MCI WorldCom against any Customer or any proof by MCI WorldCom in winding up or bankruptcy which is admitted shall be binding on the Guarantor and conclusive (save in the case of manifest error).

15.2 The making of any one demand by MCI WorldCom under this Guarantee shall not preclude it from making any further demands hereunder.

16.   CONFIDENTIALITY

16.1 MCI WorldCom and the Guarantor shall not disclose the existence of this Guarantee or the terms thereof to any other person except with the prior written consent of each other, provided however, that MCI WorldCom and the Guarantor may make such disclosure:

      (a) to its professional advisers, and

      (b) to the extent required by law or any regulatory or governmental body or authority, and

      (c) for the purpose of enforcing the provisions of this Guarantee.

16.2 No public announcement, statement or information which refers to this Guarantee and/or to its terms may be made by

      (a) MCI WorldCom without the prior written approval of the Guarantor, or

      (b) the Guarantor without the prior written approval of MCI WorldCom.

17.   DEDUCTIONS

17.1 Each payment to be made by any Guarantor to MCI WorldCom shall be made in US Dollars, free and clear of, and without any withholding, deduction or set-off whatsoever, including without prejudice to the generality of the foregoing, for or on account of taxes unless the Guarantor is required by law to make such a payment subject to deduction.

17.2 If any Guarantor is required by law to make a deduction or withholding from such a payment, the relevant sum payable by the Guarantor shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, MCI WorldCom receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made.

18.   EXPENSES

      The Guarantor shall reimburse MCI WorldCom on demand (on a full indemnity basis) for all costs and expenses in any relevant jurisdiction (including, without limitation legal fees, valuation, accountancy and consultancy fees and communication and out-of-pocket expenses) and any value added or similar tax thereon, incurred by MCI WorldCom in connection with the enforcement or preservation of its rights under this Guarantee or any of the documents referred to in this Guarantee in any jurisdiction.

19.   STAMP DUTY

      The Guarantor shall pay all present and future stamp, registration and similar taxes or charges which may be payable or determined to be payable in any jurisdiction in connection with the execution, delivery, performance or enforcement of this Guarantee or any judgment given in connection with this Guarantee and shall indemnify MCI WorldCom against any and all liabilities including penalties with respect to or resulting from its delay or omission to pay any such stamp, registration and similar taxes or charges.

20.   NOTICES

20.1 Any notice or other communication to be given under this Guarantee shall be in writing and, in the case of any notice or communication to the Guarantor, shall be deemed to have been duly served on, given to or made if it is left at the authorised address of the Guarantor, posted by pre-paid airmail or first class or registered post addressed to the Guarantor at such address, or sent by facsimile transmission to a machine situated at such address and shall if:

      (a) personally delivered, be deemed to have been received at the time of delivery;

      (b) posted to an inland address in the United Kingdom, be deemed to have been received on the second Business Day after the date of posting and if posted to an overseas address, be deemed to have been received on the fifth Business Day after the date of posting; or

      (c) sent by facsimile transmission, be deemed to have been received upon receipt by the sender of a facsimile transmission report (or other appropriate evidence) that the facsimile has been transmitted to the addressee,

      Provided that where, in the case of delivery by hand or facsimile transmission, delivery or transmission occurs after 6 pm on a Business Day or on a day which is not a Business Day, receipt shall be deemed to occur at 9 am on the next following Business Day.

20.2 For the purposes of this clause the authorised address of each party shall be the address set out below (including the details of the facsimile number and person for whose attention a notice or communication is to be addressed) or such other address (and details) as that party may notify to the other in writing from time to time in accordance with the requirements of this clause:

      (a)  Company:        Metrolinx Limited
           Address:        c/o 40 Portman Square, London W1H 9FH

           Facsimile No:   +44 171 487 4001

           Attention:      Kevin Maxwell/Adam Bishop

      (b)  MCI WorldCom

           Address:        c/o MCI WorldCom Limited
                           14 Gray's Inn Road
                           London
                           WC1X 8HN

           Fax No:         020 7750 3993

           Attention:      General Counsel
                           Copied to Account Manager (EquiTel)

           Copied to:      World Centre MCI - WorldCom
                           Daniel Goedkoop Straat 729
                           Amsterdam
                           The Netherlands

           Fax No:         00 31 20 711 7117

20.3 Any communication to MCI WorldCom shall be sent to MCI WorldCom at the authorised address or facsimile number and marked for the attention of the person referred to above and shall be deemed to have been given only on actual receipt by MCI WorldCom.

21.   SET-OFF

      MCI WorldCom may retain any money standing to the credit of the Guarantor with MCI WorldCom in any currency upon any account (whether or not in the Guarantor's name) or otherwise as cover for any Guaranteed Obligations and the Guarantor agrees that MCI WorldCom may at any time or times without notice to it combine or consolidate any or all sums of money now or subsequently standing to the Guarantor's credit upon any such account with all or such part of the Guaranteed Obligations as MCI WorldCom may determine (whether presently payable or not) and MCI WorldCom may purchase with any such money any other currency required to effect such combination.

22.   FORBEARANCE AND PARTIAL INVALIDITY

22.1 No failure to exercise and no delay on the part of MCI WorldCom in exercising any right, remedy, power or privilege under this Guarantee and no course of dealing between the parties shall be construed or operate as a waiver of that right, remedy, power or privilege, nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise of it or the exercise of any other right, remedy, power or privilege. The rights and remedies provided in this Guarantee are cumulative and not exclusive of any rights or remedies provided by law.

22.2 If any provision of this Guarantee is held to be illegal, invalid or unenforceable in whole or in part this Guarantee shall continue to be valid as to its other provisions and the remainder of the affected provision.

23.   GOVERNING LAW AND JURISDICTION

23.1 This Guarantee shall be governed by and construed in accordance with English law.

23.2 For the benefit of MCI WorldCom, the Guarantor irrevocably agrees that subject to clause 24.6, the Courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this Guarantee and that accordingly any proceedings (referred to in this clause 24 as the "Proceedings") arising out of or in connection with this Agreement may be brought in such Courts.

23.3 The Guarantor hereby designates, appoints and empowers Bird & Bird of 90 Fetter Lane London EC4A 1JP (Attention Alexander Paterson) to accept service of process in such jurisdiction in any Proceedings and agrees that failure by such firm to give notice of such service of process to the Guarantor shall not impair or affect the validity of such service or any judgment based on it.

23.4 The Guarantor irrevocably waives any objection which it may have now or hereafter to the laying of the venue of any Proceedings in the Courts of England and any claim that any such Proceedings have been brought in an inconvenient forum and further irrevocably agrees that a judgment in any such Proceedings brought in such Courts shall be conclusive and binding upon it and may be enforced in any other jurisdiction.

23.5 Nothing contained in this clause 24 shall limit the right of MCI WorldCom to take action against the Guarantor in any court of competent jurisdiction nor shall the taking of Proceedings by MCI WorldCom against the Guarantor in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction whether concurrently or not.

23.6 The Guarantor further irrevocably consents to the service of process out of the Courts of England in any such Proceedings by the mailing to it of copies by registered or certified airmail, postage prepaid.

AS WITNESS the Guarantor has executed this Guarantee as a deed the day and year first above written.

                                    SCHEDULE 1


Customers

Telemonde, Inc.
telemonde.net, S.A.
Telemonde Investments Limited
TGA (UK) Limited
Telecities Limited
EquiTel Communications Limited
Telemonde Networks Limited
EquiTel Card Services Limited
Metrolinx Limited
Teleroute Limited
Telesource Limited
Telemonde International Bandwidth Limited
Telemonde International Bandwidth (Bermuda) Limited
Telemonde Bandwidth (Bermuda) Limited
Desert Telecommunications Services, LLC



EXECUTED AND DELIVERED as a             )
Deed by Metrolinx Limited               )
(pursuant to a resolution of its Board  )
of Directors) acting by:                )


                                             Director

                                             Director/Secretary



SIGNED by                               )
for and on behalf of                    )
MCI WorldCom Global                     )
Networks U.S., Inc.                     )

                                   APPENDIX 2

                              EIGHTEENTH SCHEDULE

(i) not to make early repayment of the Loans (as defined in the draft Memorandum of Understanding referred to in the definition of "Metrolinx" Project in Schedule 1 of the Standstill Letter (the "MOU"));

(ii) Metrolinx has not traded, has no liabilities and has no Encumbrances over its assets;

(iii) the parties referred to in paragraph A1 of the MOU are not "connected" to any Telemonde Group Company or any Management Party;

(iv) assignment is prohibited in all documentation relating to the Metrolinx Project;

(v) the provision of services by any third party (including any Telemonde Group Company) to Metrolinx is on arms length terms and no Management Party shall benefit personally therefrom.

(vi) the Global Switch Group (including without prejudice to the generality of the foregoing, Global Switch International and Global Switch Italia S.p.A) have paid in full all outstanding invoices to the Telemonde Group Companies.

Signed by                     )
Director, duly authorised     )      /s/ Kevin Maxwell
on behalf of Telemonde Inc    )



Signed by                     )
Director, duly authorised     )      /s/ Andrew Hedges
on behalf of Telemonde        )
Networks Limited              )



Signed by                     )
Director, duly authorised     )      /s/ S. Williams
on behalf of Telemonde        )
International Bandwidth       )
Limited                       )



Signed by                     )
Director, duly authorised     )      /s/ David Myers
on behalf of MCI WorldCom     )
Global Networks U.S. Inc      )



Signed by                     )
Director, duly authorised     )      /s/ David Myers
on behalf of MCI WorldCom     )
Global Networks Limited       )